Exhibit 10.1
FIRST AMENDMENT OF

PROLOGIS 2006 LONG-TERM INCENTIVE PLAN
     WHEREAS, ProLogis maintains the ProLogis 2006 Long-Term Incentive Plan (the “LTIP”); and
WHEREAS, amendment of the LTIP is now considered desirable;
     NOW, THEREFORE, the LTIP is hereby amended, effective as of September 21, 2006, by substituting the following for subsection 4.3 of the LTIP:
     “4.3. Adjustments to Shares. In the event of a corporate transaction involving ProLogis, the Committee shall adjust Awards when an equitable adjustment is required to preserve the benefits or potential benefits of the Awards and the Committee may adjust awards in other situations (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares). Action by the Committee may include, in its sole discretion: (a) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 4.2); (b) adjustment of the number and kind of shares subject to outstanding Awards; (c) adjustment of the Exercise Price of outstanding Options and SARs; and (d) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the Shares subject to the Option or SAR at the time of the transaction over the exercise price).”
     NOW. THEREFORE, the LTIP is hereby amended, effective as of September 21, 2006, by substituting the following for Section 7(p) of the LTIP:
“(p)	‘Fair Market Value’ of a Share means, as of any date, the value determined in accordance with the following rules:

(i) If the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per Share on such date on the principal exchange on which the Shares are then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(ii) If the Shares are not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing bid and asked price of the Shares on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Shares in such market.

(iii) If the Shares are not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.
     For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Shares are sold.”

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